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     NORTHSTAR REALTY FINANCE CORP. ANNOUNCES $25 MILLION PRIVATE PLACEMENT

NEW YORK, New York, May 25, 2005 -- NorthStar Realty Finance Corp. (NYSE: NRF),
an internally-managed REIT specializing in fixed income, structured finance and net lease investments in commercial real estate assets, announced that today the
Company completed a private placement of $25 million of trust preferred securities through its subsidiary, NorthStar Realty Finance Trust II. The proceeds will be used to finance future investments across the Company's three business lines: subordinate real estate debt, real estate securities, and net lease properties.

The $25 million of trust preferred securities have a 30-year term, ending June
30, 2035. They bear interest at a fixed rate of 7.74% for the first ten years, ending June 30, 2015, whereupon the rate floats at three-month LIBOR plus 3.25%.
These securities are redeemable at par beginning on June 30, 2010.

Mr. David T. Hamamoto, President and Chief Executive Officer, stated, "This transaction completes our initiative to raise $65 million of additional capital through the trust preferred market. We are thrilled to have completed this second transaction at a fixed annual rate that is more than 40 basis points lower than the prior trust preferred transaction completed in April."

ABOUT NORTHSTAR REALTY FINANCE CORP.

NorthStar Realty Finance Corp. is an internally-managed REIT that makes fixed income, structured finance and net lease investments in commercial real estate assets. NorthStar Realty's business consists of three core business lines -
subordinate real estate debt, real estate securities and net lease properties.
For more information about NorthStar Realty Finance Corp, please visit
www.nrfc.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from
NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports.
Factors that could cause actual results to differ materially from those in the forward-looking

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statements are specified in the Company's Annual Report on Form 10-K for the
year ended December 31, 2004. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
(800) 684-8879